Exhibit 10.7

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the “Agreement”) is entered into effective as of April 1, 2022 (the “Effective Date”) by and between Cullgen Inc., a Delaware corporation (the “Company”), and Dr. Ying Luo, Ph.D. (“Executive”).

WHEREAS, the Company wishes to employ Executive as Chief Executive Officer and President of the Company, and Executive wishes to provides services to the Company in such position; and

WHEREAS, the Company and Executive wish to enter into this Agreement on the terms and conditions set forth below.

NOW, THEREFORE, it is hereby agreed as follows:

1.          Employment.  The Company agrees to employ Executive, and Executive hereby accepts such employment, upon the terms and subject to the conditions set forth herein, for a period commencing on the Effective Date and ending on the date that this Agreement is terminated in accordance with Section 6 below (the “Employment Term”).

2.        Position; Duties.  During the Employment Term, Executive shall serve as the Chief Executive Officer and President the Company, reporting to the Board of Directors of the Company (the “Board”).  In such position, Executive shall have such duties and authority as are customary to such positions and as otherwise determined, consistent with such positions, from time to time by the Board.  During the Employment Term, Executive agrees to devote his reasonable best efforts to the performance of Executive’s duties to the Company and its direct and indirect subsidiaries (collectively, the “Company Group”).  The foregoing shall not be construed to prohibit Executive from engaging in activities that do not (i) significantly interfere or conflict with the performance by Executive of Executive’s duties, responsibilities, or authorities hereunder or (ii) result in a violation of the Company’s policies and procedures, Executive’s obligations of confidentiality to the Company or any other restrictive covenants applicable to Executive; provided, however, that Executive may not serve on the board of directors or similar governing body of any private or public entity (excluding any charitable or nonprofit entity) without the prior consent of the Board.  Notwithstanding the forgoing, Executive shall be permitted to serve as President and CEO of GNI Group Ltd. and as a board member and/or in any other non-executive role with any subsidiary or affiliate of GNI Group Ltd.

3.          Location.  Executive’s office location shall be in the Company’s offices in Shanghai, China; provided that (i) Executive may be required to travel outside such area from time to time to the extent reasonably necessary to the performance of Executive’s duties hereunder and (ii) in accordance with the Company’s policies as in effect from time to time, Executive may work from another location from time to time, so long as doing so does not materially conflict or interfere with the performance of Executive’s duties to the Company (and in doing so Executive shall adhere to any and all remote work requirements implemented by the Company (e.g., for reasons relating to safety, including pandemic-related protocols)).

4.           Compensation.

(a)         Base Salary.  During the Employment Term, the Company shall pay Executive an annualized base salary of $200,000, payable in regular installments in accordance with the Company’s usual payment practices.  Executive’s annual base salary, as in effect from time to time, is hereinafter referred to as the “Base Salary.”  Executive’s Base Salary will be subject to annual review by the Board or any compensation committee thereof (the “Committee”) of the Board.

(b)        Annual Bonus.  During the Employment Term, Executive shall be eligible to receive an annual cash bonus based on performance objectives established by the Board or the Committee each year in consultation with Executive (the “Annual Bonus”).

(c)        Equity Awards.  During the Employment Term, Executive shall be eligible to participate in the Cullgen Inc. 2018 Stock Incentive Plan or any successor plan, subject to the terms of the Cullgen Inc. 2018 Stock Incentive Plan or successor plan, as determined by the Board or the Compensation Committee, in its discretion.

(d)        Employee Benefits.  During the Employment Term, Executive shall be entitled to participate in the Company’s employee benefit plans as in effect from time to time, on the same basis as those benefits are generally made available to other senior executives of the Company, in each case to the extent that Executive is eligible under the terms of such plans or programs.

5.          Business Expenses.  During the Employment Term, reasonable and necessary out‑of-pocket business, entertainment, and travel expenses incurred by Executive in the performance of Executive’s duties hereunder shall be advanced or promptly reimbursed by the Company in accordance with the Company’s expense reimbursement policies and procedures.

6.           Termination; Severance Benefits.

(a)        The Employment Term and Executive’s employment may be terminated by the Company at any time and for any reason upon Notice to Executive and by Executive at any time and for any reason upon Notice to the Company; provided, however, that Executive shall provide at least 15 days’ advance Notice upon a resignation without Good Reason (as defined below).  Upon termination of Executive’s employment for any reason, Executive shall be deemed to have resigned from all positions that Executive may then hold as an employee, officer or director of the Company and any other member of the Company Group.  Executive shall promptly deliver to the Company any additional documents reasonably required by the Company to confirm such resignations.

(b)        Upon (i) the termination of Executive for Cause (as defined below); (ii) Executive’s resignation or voluntary departure without Good Reason; or (iii) Executive’s death or disability, Executive will not be entitled to any additional compensation or other rights or benefits from the Company; and, as a result, the Company shall be obligated to pay Executive only that portion of his Base Salary that Executive has earned prior to the effective date of the termination of Executive’s employment with the Company, reimbursement for unreimbursed business expenses properly incurred by Executive in accordance with the Company’s expense reimbursement policy, and any applicable amounts designated under the provisions of any of the Company’s applicable benefit plans (collectively the “Accrued Amounts”), which shall be paid in accordance with the Company’s customary payroll procedures.

(c)        In the event the Company terminates Executive’s employment with the Company without Cause or Executive terminates his employment for Good Reason, and subject to Executive’s compliance with Sections 7 and 8 of this Agreement, the Company shall be obligated to pay Executive (i) the Accrued Amounts, which shall be paid in accordance with the Company’s customary payroll procedures, plus (ii) the remaining portion of his Base Salary that Executive would have earned had the effective date of the termination of Executive’s employment with the Company been the date which is twelve (12) months from the effective date of the termination of Executive’s employment with the Company, which shall be paid as a lump sum within thirty (30) days of the effective date of termination.

(d)         For purposes of this Agreement, “Cause” shall mean any one of the following:

(i)         repeated failure of Executive to perform his duties and responsibilities hereunder to the reasonable satisfaction of the Board, with the understanding that, for purposes of this Agreement, any act or acts or omission or omissions by Executive that have a material adverse effect on the Company’s operations, prospects, reputation or business shall be deemed to be a breach of his duties and responsibilities hereunder;

(ii)         any breach by Executive of his fiduciary duties to the Company;

(iii)        any breach by Executive of any of the terms of Sections 7 and/or 8 of this Agreement;

(iv)        Executive’s conviction of or plea of guilty or nolo contendere to a crime that constitutes a felony; or

(v)         Executive’s material violation of the Company’s written policies or codes of conduct, including written policies related to discrimination, harassment, performance of illegal or unethical activities, and ethical misconduct.

(e)          For purposes of this Agreement, “Good Reason” shall mean any one of the following:

(i)          a change in Executive’s position with the Company which materially reduces Executive’s duties and responsibilities; or

(ii)        a reduction in Executive’s level of compensation (including base salary, fringe benefits and target bonuses under any corporate-performance based incentive programs) by more than fifteen percent (15%) which is not generally applicable to all officers of the Company; or

(iii)        any required relocation of Executive’s principal place of employment; or

(iv)         the Company’s material breach of its obligations under the Agreement;

provided that Executive must provide the Company with a written notice specifically identifying such circumstances alleged to constitute Good Reason within thirty (30) days after Executive first becomes aware of such circumstances and actually terminate employment within thirty (30) days following the expiration of the Company’s thirty (30) day cure period described above, if the applicable condition has not been cured in all material respects.  Otherwise, any claim of such circumstances as Good Reason shall be deemed irrevocably waived by Executive.

7.           Confidential Information; Inventions.

(a)         Executive understands that the Company possesses and will possess Company Proprietary Information (as defined below) which is important to its business.  Executive understands that his employment creates a relationship of confidence and trust between the Company and him with respect to Company Proprietary Information.  Executive agrees that during and after his employment with the Company, he will hold in the strictest confidence, and will not use (except for the benefit of the Company during his employment) or disclose to any person, firm, or corporation (without written authorization of the Board) any Company Proprietary Information, except any information required for financial consolidation with GNI Group, for conditions related to GNI Group’s investment into Cullgen, or for compliance with GNI Group’s TSE listing.  Executive understands that all Proprietary Information and all patents, patent rights, copyrights, trade secret rights, trademark rights and other rights (including, without limitation, intellectual property rights) anywhere in the world in connection therewith is and shall be the sole property of the Company.  Executive hereby assigns to the Company any and all rights, title and interest he may have or acquire in such Company Proprietary Information.  Executive understands that his unauthorized use or disclosure of Company Proprietary Information during his employment may lead to disciplinary action, up to and including immediate termination and legal action by the Company.  For clarity, Executive’s inventions, or intellectual property rights in other GNI Affiliates/Subsidiaries are not Company Proprietary Information.

(b)         “Company Proprietary Information” means any information that was or will be developed, created, or discovered by or on behalf of the Company, or which became or will become known by, or was or is conveyed to the Company, which has commercial value in the Company’s business.  Company Proprietary Information includes without limitation information about software programs and subroutines, source and object code, algorithms, trade secrets, designs, technology, know-how, processes, data, ideas, techniques, inventions (whether patentable or not), works of authorship, formulas, business and product development plans, customer lists, terms of compensation and performance levels of Company employees, Company customers and other information concerning the Company’s actual or anticipated business, research or development, or which is received in confidence by or for the Company from any other person; provided, however, Company Proprietary Information does not include any of the foregoing items to the extent the same have become publicly known and made generally available through no wrongful act of Executive or of others.  Executive understands that nothing in this Agreement is intended to limit employees’ rights to discuss the terms, wages, and working conditions of their employment, as protected by applicable law.

(c)         Executive recognizes that the Company may have received and in the future may receive from third parties associated with the Company, e.g., the Company’s customers, suppliers, licensors, licensees, partners, or collaborators (“Third Parties”), their confidential or proprietary information (“Third Party Confidential Information”).  Third Party Confidential Information may include, without limitation, the habits or practices of Third Parties, the technology of Third Parties, requirements of Third Parties, and information related to the business conducted between the Company and such Third Parties.  Executive agrees at all times during his employment with the Company and thereafter to hold in the strictest confidence, and not to use or to disclose to any person, firm, or corporation, any Third Party Confidential Information, except as necessary in carrying out his work for the Company consistent with the Company’s agreement with such Third Parties or except as necessary in helping financial consolidation with GNI Group, in conditions related to GNI Group’s investment into Cullgen, or in compliance with GNI Group’s TSE listing.  Executive further agrees to comply with any and all Company policies and guidelines that may be adopted from time to time regarding Third Parties and Third-Party Confidential Information.  Executive understands that his unauthorized use or disclosure of Third Patty Confidential Information or violation of any Company policies during his employment may lead to disciplinary action, up to and including immediate termination and legal action by the Company.

(d)        Upon separation from employment with the Company or on demand by the Company during my employment, Executive will immediately deliver to the Company, and will not keep in my possession, recreate, or deliver to anyone else, any and all Company property, including without limitation Company Proprietary Information and Third Party Confidential Information, as well as all devices and equipment belonging to the Company (including computers, handheld electronic devices, telephone equipment, and other electronic devices), Company credit cards, records, data, notes, notebooks, reports, files, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, photographs, charts, any other documents and property, and reproductions of any and all of the aforementioned items that were developed by Executive pursuant to his employment with the Company, obtained by Executive in connection with his employment with the Company, or otherwise belonging to the Company, its successors, or assigns, including without limitation those records maintained pursuant to Section 7(j) below.

(e)        Attached hereto as Exhibit A is a complete list of all inventions, discoveries, original works of authorship, developments and improvements to which Executive has any right, title or interest, and that Executive desires to remove from the operation of this Agreement (except for the license granted in Section 7(f) below) (“Prior Inventions”), and Executive acknowledges and agrees that such list is complete.  If no such list is attached to this Agreement, Executive represents that he has no Prior Inventions.  Furthermore, Executive represents and warrants that no Prior Invention will materially affect his ability to perform all obligations under this Agreement.

(f)        Executive agrees and covenants not to incorporate into or use any Prior Invention in connection with any product, process, service, technology, or other work by or on behalf of the Company.

(g)         Executive will promptly disclose in writing to the Board or to such other person designated by the Board all software programs or subroutines, source or object code, algorithms, improvements, inventions, works of authorship, trade secrets, technology, designs, formulas, ideas, processes, techniques, know-how and data, whether or not patentable, made or discovered or conceived or reduced to practice or developed by Executive, either alone or jointly with other Company employees, consultants or collaborators, during the term of Executive’s employment hours, or with the use of Company’s equipment, supplies, facilities, or Company Proprietary Information, except as provided in Section 7(k) below (“Inventions”).  Executive will also disclose to the Board all Inventions made, discovered, conceived, reduced to practice, or developed by him within six (6) months after the termination of his employment with the Company which resulted, in whole or in part, from his prior employment by the Company.  Such disclosures shall be received by the Company in confidence (to the extent such Inventions are not assigned to the Company pursuant to Section 7(h) below) and do not extend the assignment made in Section 7(h) below.

(h)       Executive agrees that he will hold in trust for the sole right and benefit of the Company, and agree to assign and hereby do irrevocably assign to the Company, or its designee, all his right, title, and interest in and to any and all Inventions.  Executive further acknowledge that all original works of authorship that are made by him (solely or jointly with others) within the scope of and during the period of his employment with the Company and that are protectable by copyright are “works made for hire,” as that term is defined in the United States Copyright Act.  Executive understands and agrees that the decision whether or not to commercialize or market any Inventions is within the Company’s sole discretion and for the Company’s sole benefit, and that no royalty or other consideration will be due to Executive as a result of the Company’s efforts to commercialize or market any such Inventions.

(i)        Any assignment of copyright hereunder (and any ownership of a copyright as a work made for hire) includes all rights of paternity, integrity, disclosure and withdrawal and any other rights that may be known as or referred to as “moral rights” (collectively “Moral Rights”).  To the extent such Moral Rights cannot be assigned under applicable law and to the extent the following is allowed by the laws in the various countries where Moral Rights exist, Executive hereby waives such Moral Rights and consent to any action of the Company that would violate such Moral Rights in the absence of such consent.

(j)       Executive agrees to make and maintain adequate and current written records, in a form specified by the Company, of all Inventions assigned or to be assigned to the Company pursuant to this Agreement.  The records will be in the form of notes, sketches, drawings, electronic files, reports, or any other format that may be specified by the Company.  Such records are and will be available to and remain the sole property of the Company at all times.

(k)         Executive agrees to perform, during and after his employment, all acts deemed necessary or desirable by the Company to permit and assist it, at the Company’s expense, in further evidencing and perfecting the assignments made to the Company under this Agreement and in obtaining, maintaining, defending and enforcing patents, patent rights, copyrights, trademark rights, trade secret rights or any other rights in connection with Inventions in any and all countries.  Such acts may include without limitation disclosure to the Company of all pertinent information and data with respect thereto, execution of documents and assistance or cooperation in legal proceedings.  Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents, as his agents and attorney-in-fact to act for and on his behalf and instead of him, to execute and file any documents, applications or related findings and to do all other lawfully permitted acts to further the purposes set forth above in this Section 7(k), including without limitation the perfection of assignment and the prosecution and issuance of patents, patent applications, copyright applications and registrations, trademark applications and registrations or other rights in connection with such Inventions with the same legal force and effect as if executed by Executive.

8.           Non-Solicitation, Non-Competition, and Non-Disparagement.

(a)       During the Employment Term and for one (1) year thereafter, Executive will not encourage or solicit any employee of the Company or any affiliate to leave the Company or any affiliate for any reason.

(b)         During the Employment Term, Executive shall not directly or indirectly:

(i)        own, manage, operate, join, control or participate in the ownership, management, operation or control of, or be employed by or connected in any manner with, any enterprise which is engaged in any business directly competitive with that which the Company is at the time conducting or proposing to conduct; provided, however, that such restriction shall not apply to any passive investment representing an interest of less than ten percent (10%) of an outstanding class of publicly traded securities of any corporation or other enterprise which is not, at the time of such investment, engaged in a business geographically competitive with the Company’s business; or

(ii)         encourage or solicit any Company employee to leave the Company’s employ for any reason or interfere in any material manner with employment relationships at the time existing between the Company and its current employees, except as may be required in any bona fide termination decision regarding any Company employee.

(c)         Executive agrees and covenants that Executive will not at any time make, publish, or communicate to any person or entity or in any public forum any defamatory or disparaging remarks, comments, or statements concerning the Company Group or its businesses, or any of its employees, officers, and existing and prospective customers, suppliers, investors and other associated third parties.  This Section 8(c) does not, in any way, restrict or impede Executive from exercising protected rights to the extent that such rights cannot be waived by agreement or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation, or order.

9.           Miscellaneous.

(a)         Arbitration.

(i)        The parties hereto agree to resolve any disputes arising out of this Agreement or Executive’s employment with the Company through final and binding arbitration before a single arbitrator in San Diego, California, pursuant to the JAMS Rules in effect when the dispute is submitted to arbitration (the applicable rules can be found at the JAMS website (www.jamsadr.com)).  This Agreement to arbitrate does not apply to government agency proceedings.  Notwithstanding the provision in this Agreement with respect to applicable substantive law, any arbitration conducted pursuant to the terms of this Agreement shall be governed by the Federal Arbitration Act (9 U.S.C., Secs. 1-16).  This Agreement shall be admissible in any proceeding to enforce its terms.  Notwithstanding the mandatory arbitration procedures set forth in this Section 9(a), any party hereto may seek emergency, temporary or preliminary injunctive relief from a court of competent jurisdiction to seek enforcement of this Section 9(a) or in aid of arbitration or pending final adjudication of a claim in arbitration where the arbitration award may be rendered ineffectual without such relief.  The parties hereto intend this arbitration provision to be valid, enforceable, irrevocable and construed as broadly as possible.

(ii)        BY SIGNING THIS AGREEMENT, THE PARTIES HERETO GIVE UP ALL RIGHTS TO A JURY TRIAL AND GIVE UP THE RIGHT TO PROCEED ON A CLASS, COLLECTIVE, OR REPRESENTATIVE ACTION BASIS AS TO CLAIMS COVERED UNDER THIS AGREEMENT (“CLASS ACTION WAIVER”).  This Class Action Waiver, to the extent allowed by the law, includes claims to actions brought pursuant to the Private Attorney General Act, California Labor Code section 2699 et seq.  The parties hereto agree that arbitration of any claims pursuant to this Agreement will proceed solely on an individual basis and that any claims by a party in arbitration may not be joined or combined with the claims of another party, such as a class action, or on the basis that one party stands as a representative for a group of individuals or entities, except as otherwise set forth herein.  Such a collective or joint action is prohibited by this Agreement unless both parties expressly agree to such a collective or joint action in writing.  In any case in which (A) the dispute is filed as a class, collective, or representative action and (B) there is a final judicial determination that all or part of the Class Action Waiver is unenforceable, the class, collective and/or representative action to that extent must be litigated in a civil court of competent jurisdiction, but the portion of the Class Action Waiver that is enforceable shall be enforced in arbitration.  Notwithstanding any other clause contained in this Agreement or the JAMS Rules, any claim that all or part of this Class Action Waiver is unenforceable, unconscionable, void or voidable may be determined only by a court of competent jurisdiction and not by an arbitrator.  All other disputes with respect to whether this Agreement is unenforceable, unconscionable, applicable, valid, void or voidable shall be determined exclusively by an arbitrator, and not by any court.  Any claims, whether related or unrelated to any collective or joint claim, that can validly be required to proceed on an individual basis shall remain subject to arbitration under the terms of this Agreement.  Any claim that is filed in a court of competent jurisdiction pursuant to the terms of this paragraph shall be stayed pending arbitration of any other claims that may proceed in arbitration on an individual basis, and shall be required to return to arbitration in the event the lawsuit does not proceed on a class, collective, consolidated or representative basis.  In no event shall any class, collective, consolidated or representative proceeding be permitted to proceed in arbitration.

(iii)       The Company shall bear the costs of the arbitration of any dispute arising out of this Agreement, except as otherwise agreed to in this Agreement.  The parties hereto acknowledge and agree that in connection with any such arbitration, each party will pay all of its own costs and expenses (unless otherwise stated herein in or if statutorily permitted), including its own legal fees and expenses; provided that the arbitrator shall have the authority to award the prevailing party its reasonable legal fees, costs and expenses incurred in such arbitration.

(iv)       The arbitrator shall have the authority to decide jurisdictional and arbitrability disputes, including disputes over the formation, existence, validity, interpretation or scope of the agreement under which arbitration is sought, and who are proper parties to the arbitration.  However, notwithstanding the preceding sentence, the arbitrator shall have no authority to decide disputes relating to the enforceability of any of the portions of this Agreement requiring claims to be arbitrated on an individual basis, or that claims not be brought on a class, collective, consolidated or representative basis, and such questions shall be reserved for a court of competent jurisdiction.

(b)        Remedies.  In the event of a breach or threatened breach by Executive of Section 7 or Section 8 of this Agreement, Executive hereby consents and agrees that the Company shall be entitled to seek, in addition to other available remedies, a temporary or permanent injunction or other equitable relief against such breach or threatened breach from any court of competent jurisdiction, and that money damages would not afford an adequate remedy, without the necessity of showing any actual damages.  The aforementioned equitable relief shall be in addition to, not in lieu of, legal remedies, monetary damages, or other available forms of relief.

(c)        Governing Law; Consent to Personal Jurisdiction.  THIS AGREEMENT WILL BE GOVERNED BY THE LAWS OF THE STATE OF CALIFORNIA WITHOUT REGARD FOR CONFLICTS OF LAWS PRINCIPLES.  SUBJECT TO THE ARBITRATION PROVISION IN SECTION 9(a), THE PARTIES HEREBY CONSENT TO THE EXCLUSIVE JURISDICTION, FORUM AND VENUE OF THE STATE AND FEDERAL COURTS LOCATED IN ORANGE COUNTY, CALIFORNIA, UNLESS ANOTHER FORUM OR VENUE IS REQUIRED BY LAW.  THE PARTIES AGREE TO WAIVE A TRIAL BY JURY OF ANY OR ALL ISSUES ARISING UNDER OR CONNECTED WITH THIS AGREEMENT, AND CONSENT TO TRIAL BY THE JUDGE.

(d)        Entire Agreement/Amendments.  This Agreement contains the entire understanding of the parties with respect to the employment of Executive by the Company.  This Agreement supersedes all prior agreements and understandings (including verbal agreements) between Executive and any member of the Company Group regarding the terms and conditions of Executive’s employment with any member of the Company Group, including the Prior Agreement.  There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties with respect to the subject matter herein other than those expressly set forth herein or as may be set forth from time to time in the Company’s employee benefit plans and policies applicable to Executive.  This Agreement may not be altered, modified, or amended except by written instrument signed by the parties hereto.  In the event of any inconsistency between this Agreement and any other plan, program, practice or agreement of which Executive is a participant or a party, this Agreement shall control unless such other plan, program, practice or agreement specifically refers to the provisions of this sentence.

(e)        No Waiver.  The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

(f)        Severability.  In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected thereby.

(g)        Assignment.

(i)          If the Company or any successor or parent thereof consummates an IPO, then effective upon the consummation of such IPO, (A) the obligations of the Company under this Agreement shall be automatically assigned to such entity, (13) such entity shall be the “Company” for purposes of this Agreement, (C) such entity and its direct and indirect subsidiaries shall be the “Company Group” for purposes of this Agreement, (D) the Board of Directors or other similar governing body of such entity shall be the “Board” for purposes of this Agreement, and (E) Executive’s obligations to the Company hereunder shall be obligations to such entity.

(ii)         This Agreement, and all of Executive’s rights and duties hereunder, shall not be assignable or delegable by Executive.  Any purported assignment or delegation by Executive in violation of the foregoing shall be null and void ab initio and of no force and effect.  This Agreement may be assigned by the Company to a successor in interest to substantially all of the business operations of the Company.  Upon such assignment, the rights and obligations of the Company hereunder shall become the rights and obligations of such successor person or entity.

(h)        Counterclaim; No Mitigation.  The Company’s obligation to pay Executive the amounts provided and to make the arrangements provided hereunder shall not be subject to counterclaim or recoupment of amounts owed by Executive to any member of the Company Group.  Executive shall not be required to mitigate the amount of any payment provided for pursuant to this Agreement by seeking other employment, and such payments shall not be reduced by any compensation or benefits received from any subsequent employer or other endeavor.

(i)        Compliance with Section 409A.  Notwithstanding anything herein to the contrary, (i) if at the time of Executive’s termination of employment with the Company Executive is a “specified employee” as defined in Section 409A of the Internal Revenue Code of 1986 (the “Code”) and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under Section 409A of the Code, then the Company will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to Executive) until the date that is six months following Executive’s termination of employment with the Company (or the earliest date as is permitted under Section 409A of the Code) and (ii) if any other payments of money or other benefits due to Executive hereunder could cause the application of an accelerated or additional tax under Section 409A of the Code, such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Section 409A of the Code, or otherwise such payment or other benefits shall be restructured, to the extent possible, in a manner, determined by the Board, that does not cause such an accelerated or additional tax.  For purposes of Section 409A of the Code, each payment made under this Agreement shall be designated as a “separate payment” within the meaning of the Section 409A of the Code, and references herein to Executive’s “termination of employment” shall refer to Executive’s separation from service with the Company within the meaning of Section 409A of the Code.  To the extent any reimbursements or in-kind benefits due to Executive under this Agreement constitute “deferred compensation” under Section 409A of the Code, any such reimbursements or in-kind benefits shall be paid to Executive in a manner consistent with Treas. Reg. Section 1.409A-3(i)(1)(iv).  The Company shall consult with Executive in good faith regarding the implementation of the provisions of this Section 9(h); provided that neither the Company nor any of its employees or representatives shall have any liability to Executive with respect to thereto or any tax imposed under Section 409A of the Code.

(j)        Successors; Binding Agreement.  This Agreement shall inure to the benefit of and be binding upon personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.  In the event of Executive’s death prior to receipt of all amounts payable to Executive, such amounts shall be paid to Executive’s beneficiary designated in a Notice provided to and accepted by the Company or, in the absence of such designation, to Executive’s estate.

(k)        Notice.  For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand or overnight courier or three postal delivery days after it has been mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below in this Agreement, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that Notice of change of address shall be effective only upon receipt (each such communication, “Notice”).

If to the Company, addressed to:

Cullgen Inc.
Attn: Chief Legal Officer
12730 High Bluff Drive — Suite 250
San Diego, California 92130

If to Executive, to the most recent address listed in the Company’s payroll records.

(l)        Executive Representation.  Executive hereby represents to the Company that the execution and delivery of this Agreement by the parties hereto and the performance by Executive of Executive’s duties hereunder shall not constitute a breach of, or otherwise contravene, the terms of any employment agreement or other agreement or policy to which Executive is a party or otherwise bound.

(m)        Cooperation.  Executive shall provide Executive’s reasonable cooperation in connection with any action or proceeding (or any appeal from any action or proceeding) which relates to events occurring during Executive’s employment hereunder.  This provision shall survive any termination of this Agreement; provided, however, that, following termination of Executive’s employment, (i) the Company shall pay all reasonable expenses incurred by Executive in providing such cooperation and (ii) such cooperation shall be scheduled after reasonably taking into account Executive’s other obligations.

(n)        Withholding Taxes.  The Company may withhold from any amounts payable under this Agreement such taxes as may be required to be withheld pursuant to any applicable law or regulation, including, but not limited to, U.S. federal taxes.

(o)        Interpretation.  The Section headings have been inserted for purposes of convenience and shall not be used for interpretive purposes.  The words “hereof,” “herein” and “hereunder” and other compounds of the word “here” shall refer to the entire Agreement and not to any particular provision hereof.  The use herein of the word “including” following any general statement, term or matter shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation”, “but not limited to”, or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that could reasonably fall within the broadest possible scope of such general statement, term or matter.  The word “or” as used herein is not exclusive and is deemed to have the meaning “and/or.” Unless the context requires otherwise, all references herein to a law, agreement, instrument or other document shall be deemed to refer to such law, agreement, instrument or other document as amended, supplemented, modified and restated from time to time to the extent permitted by the provisions thereof.  Neither this Agreement nor any uncertainty or ambiguity herein shall be construed against any party, whether under any rule of construction or otherwise.  This Agreement has been reviewed by each of the parties and shall be construed and interpreted according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intentions of the parties hereto.

(p)        Counterparts.  This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

[Signature Page Follows this Page]

IN WITNESS WHEREOF, the parties hereto have duly executed this Employment Agreement as of the Effective Date.

CULLGEN INC.

/s/ Thomas Eastling
By:	Thomas Eastling
Title:	Chief Financial Officer

EXECUTIVE

/s/ Dr. Ying Luo
Name:	Dr. Ying Luo

Signature Page to
Employment Agreement